                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-87333
--------------------------------------------------------------------------------
Rate Supplement
American Business Financial Services, Inc.
Investment Notes:

Prospectus Supplement Dated July 8, 2000
                                                            Bonus Offer
                                                      Investment Note Yielding

                                                              12.46%*




                   American Business Financial Services, Inc.


-------------------------------------------------------------------------------------------------------
       TERM            RATE          ANNUAL YIELD*         BONUS        BONUS RATE         BONUS YIELD*
-------------------------------------------------------------------------------------------------------
      3-5 mos.         7.75%             8.05%               --              --                  --
     6-11 mos.         8.75%             9.14%               --              --                  --
    12-17 mos.         9.70%            10.18%              .25%           9.95%              10.46%
    18-23 mos.         9.85%            10.35%              .25%          10.10%              10.62%
    24-29 mos.         9.95%            10.46%              .25%          10.20%              10.73%
    30-35 mos.           --                --                --           11.75%              12.46%
    36-47 mos.        10.35%            10.90%              .25%          10.60%              11.18%
    48-59 mos.        10.65%            11.23%              .25%          10.90%              11.51%
    60-83 mos.        11.50%            12.18%              .25%          11.75%              12.46%
   84-119 mos.        11.05%            11.68%              .25%          11.30%              11.96%
      120 mos.        11.65%            12.35%              .25%          11.90%              12.63%

-------------------------------------------------------------------------------------------------------








Minimum for Investment Notes $1,000.

Ask about our rates for larger investments.

Please call (800) 776-4001 for more information.

                                                                     [ABFS LOGO]


--------------------------------------------------------------------------------           BalaPointe Office Centre
AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).             111 Presidential Boulevard
--------------------------------------------------------------------------------            Bala Cynwyd, PA  19004
*The Effective Annual Yield assumes all interest remains invested for 365 days.

American Business Financial Services, Inc. is a publicly traded Company (NASDAQ:
ABFI). An offer can only be made by the Prospectus dated October 15, 1999                       2255 Glades Road
delivered in conjunction with this Rate Supplement dated July 8, 2000. See                         Suite 311E
"Risk Factors" in the Prospectus for a discussion of certain factors which                     Boca Raton, FL 33431
should be considered in connection with an Investment in the Notes. Interest is
compounded daily based on a 365-day year.                                                   2425 East Camelback Road
                                                                                                    Suite 1065
                                                                                                Phoenix, AZ 85016
Subordinated Investment Notes represent obligations of the Company and are not
certificates of deposit or insured by the FDIC or any governmental or private                  www.abfsonline.com
entity. This announcement is neither an offer to sell nor a solicitation of an offer to buy Subordinated Investment Notes. This offer is made by prospectus only. Rates offered are good through July 16, 2000. These rates are available to residents of the following states: AZ, CA, CO, HI, IA, ID, KS, MN, MO, MT,
ND, NM, NV, OK, OR, UT, WA, WY.

                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-87333
--------------------------------------------------------------------------------
Rate Supplement
American Business Financial Services, Inc.
Investment Notes:

Prospectus Supplement Dated July 8, 2000
                                                             Bonus Offer
                                                      Investment Note Yielding

                                                              12.46%*



                   American Business Financial Services, Inc.



-------------------------------------------------------------------------------------------------------
       TERM            RATE          ANNUAL YIELD*         BONUS        BONUS RATE         BONUS YIELD*
-------------------------------------------------------------------------------------------------------
      3-5 mos.         7.75%             8.05%               --              --                  --
     6-11 mos.         8.75%             9.14%               --              --                  --
    12-17 mos.         9.70%            10.18%              .25%           9.95%              10.46%
    18-23 mos.         9.85%            10.35%              .25%          10.10%              10.62%
    24-29 mos.           --                --                --           11.75%              12.46%
    30-35 mos.        10.10%            10.62%              .25%          10.35%              10.90%
    36-47 mos.        10.35%            10.90%              .25%          10.60%              11.18%
    48-59 mos.        10.65%            11.23%              .25%          10.90%              11.51%
    60-83 mos.        11.50%            12.18%              .25%          11.75%              12.46%
   84-119 mos.        11.05%            11.68%              .25%          11.30%              11.96%
      120 mos.        11.65%            12.35%              .25%          11.90%              12.63%

-------------------------------------------------------------------------------------------------------








Minimum for Investment Notes $1,000.

Ask about our rates for larger investments.

Please call (800) 776-4001 for more information.

                                                                     [ABFS LOGO]


--------------------------------------------------------------------------------           BalaPointe Office Centre
AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).             111 Presidential Boulevard
--------------------------------------------------------------------------------            Bala Cynwyd, PA  19004
*The Effective Annual Yield assumes all interest remains invested for 365 days.

American Business Financial Services, Inc. is a publicly traded Company (NASDAQ:
ABFI). An offer can only be made by the Prospectus dated October 15, 1999                       2255 Glades Road
delivered in conjunction with this Rate Supplement dated July 8, 2000. See                        Suite 311E
"Risk Factors" in the Prospectus for a discussion of certain factors which                     Boca Raton, FL 33431
should be considered in connection with an Investment in the Notes. Interest is
compounded daily based on a 365-day year.                                                    2425 East Camelback Road
                                                                                                   Suite 1065
                                                                                                Phoenix, AZ 85016
Subordinated Investment Notes represent obligations of the Company and are not
certificates of deposit or insured by the FDIC or any governmental or private                  www.abfsonline.com
entity. This announcement is neither an offer to sell nor a solicitation of an offer to buy Subordinated Investment Notes. This offer is made by prospectus only. The rates are available through July 16, 2000. These rates are available to residents of the following states: AL, AR, CT, DE, FL, GA, IL, IN, KY, MA,
MD, ME, MI, MS, NC, NH, NJ, NY, OH, PA, RI, SC, TN, TX, VA, VT, WI, WV.